Exhibit 4.3

RIGHT TO PURCHASE ORDINARY SHARES

REPRESENTED BY AMERICAN DEPOSITARY SHARES

NANO DIMENSION LTD.

Number of American Depositary Shares: _______	Issue Date: _________, 2019

THIS RIGHT TO PURCHASE ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES (the “Right to Purchase”) certifies that, for value received, _____________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York time) on _____________ (the “Termination Date”), provided that, if such date is not a Trading Day, the Termination Date should be the immediate following Trading Day but not thereafter, to subscribe for and purchase from Nano Dimension Ltd., a company organized under the laws of the State of Israel (the “Company”), up to ______ Ordinary Shares, par value 0.10 NIS per share (the “Ordinary Share(s)”) (as subject to adjustment hereunder, the “Right to Purchase Shares”)), represented by _____ American Depositary Shares (“ADSs”), as subject to adjustment hereunder, and the ADSs issuable upon exercise of this Right to Purchase (the “Right to Purchase ADSs”). The purchase price of one Right to Purchase ADS shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. In addition to the terms defined elsewhere in this Right to Purchase, the following terms have the meanings indicated in this Section 1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States, a legal holiday in the State of Israel or any day on which banking institutions in the State of New York or in the State of Israel are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Deposit Agreement” means the Deposit Agreement dated as of March 4, 2016, as amended, among the Company, The Bank of New York Mellon as Depositary and the owners and holders of ADSs from time to time, as such agreement may be amended or supplemented.

“Depositary” means The Bank of New York Mellon, as Depositary under the Deposit Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Offering Price” means the price per ADS of $___.

“Ordinary Share Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Ordinary Shares or ADSs, including, without limitation, any debt, preferred shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares or ADSs.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means each subsidiary of the Company (collectively, the “Subsidiaries”).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the ADSs and/or the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB, OTCQX or the Tel Aviv Stock Exchange (or any successors to any of the foregoing).

Section 2. Exercise.

(a) Exercise of Right to Purchase. Exercise of the purchase rights represented by this Right to Purchase may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) and the Depositary of a duly executed facsimile copy (or .pdf copy via e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the unpaid portion of the aggregate Exercise Price for the Right to Purchase ADSs specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Right to Purchase to the Company until the Holder has purchased all of the Right to Purchase ADSs available hereunder and the Right to Purchase has been exercised in full, in which case, the Holder shall surrender this Right to Purchase to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Right to Purchase resulting in purchases of a portion of the total number of Right to Purchase ADSs available hereunder shall have the effect of lowering the outstanding number of Right to Purchase ADSs purchasable hereunder in an amount equal to the applicable number of Right to Purchase ADSs purchased. The Holder and the Company shall maintain records showing the number of Right to Purchase ADSs purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Right to Purchase, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Right to Purchase ADSs hereunder, the number of Right to Purchase ADSs available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b) Exercise Price. The exercise price per ADS under this Right to Purchase shall be $___, subject to adjustment hereunder (the “Exercise Price”).

(c) Cashless Exercise. If at any time after the Initial Exercise Date, there is no effective registration statement registering, or no current prospectus available for, the issuance of the Right to Purchase ADSs to the Holder, then this Right to Purchase may only be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Right to Purchase ADSs equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the ADSs on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) = the Exercise Price, as adjusted hereunder; and

(X) = the number of Right to Purchase ADSs that would be issuable upon exercise of this Right to Purchase in accordance with the terms of this Right to Purchase if such exercise were by means of a cash exercise rather than a cashless exercise.

If Right to Purchase ADSs are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Right to Purchase ADSs shall take on the registered characteristics of the Rights to Purchase being exercised. The Company agrees not to take any position contrary to this Section 2(c).

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the ADSs are then listed or quoted on a Trading Market, the bid price of the ADSs for the time in question (or the nearest preceding date) on the Trading Market on which the ADSs are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the ADSs for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the ADSs are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the ADSs are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of ADSs so reported, or (d) in all other cases, the fair market value of one ADS as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the ADSs are then listed or quoted on a Trading Market, the daily volume weighted average price of the ADSs for such date (or the nearest preceding date) on the Trading Market on which the ADSs are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the ADSs for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the ADSs are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the ADSs are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the ADSs so reported, or (d) in all other cases, the fair market value of one ADS as determined by an independent appraiser selected in good faith by the Company, the fees and expenses of which shall be paid by the Company.

(d) Mechanics of Exercise.

i. Delivery of Right to Purchase Shares Upon Exercise. The Company shall cause its registrar to deposit the Right to Purchase Shares subject to such exercise with Depositary, and cause the Depositary to credit the account of the Holder’s or its designee’s balance account with The Depository Trust Company (or another established clearing corporation performing similar functions) through its Deposit/Withdrawal At Custodian system (“DWAC”) if the Depositary is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Right to Purchase ADSs to or resale of the Right to Purchase ADSs by the Holder or (B) this Right to Purchase is being exercised via cashless exercise, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Right to Purchase ADSs to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise, by the date that is the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Right to Purchase ADS Delivery Date”) provided that the Right to Purchase ADS Delivery Date shall not be deemed to have occurred until such time that the Company has received the aggregate Exercise Price. Upon delivery of the Notice of Exercise together with payment to the Company of the aggregate Exercise Price, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Right to Purchase ADSs with respect to which this Right to Purchase has been exercised, irrespective of the date of delivery of the Right to Purchase ADSs. If the Company fails for any reason to deliver to the Holder the Right to Purchase ADSs subject to a Notice of Exercise by the Right to Purchase ADS Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Right to Purchase ADSs subject to such exercise (based on the VWAP of the ADSs on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Right to Purchase ADS Delivery Date until such Right to Purchase ADSs are delivered or Holder rescinds such exercise. The Company agrees to maintain a depositary that is a participant in the FAST program so long as this Right to Purchase remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the ADSs as in effect on the date of delivery of the Notice of Exercise.

ii. Delivery of New Rights to Purchase Upon Exercise. If this Right to Purchase shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Right to Purchase certificate, at the time of delivery of the Right to Purchase ADSs, deliver to the Holder a new Right to Purchase evidencing the rights of the Holder to purchase the unpurchased Right to Purchase ADSs called for by this Right to Purchase, which new Right to Purchase shall in all other respects be identical with this Right to Purchase.

iii. Rescission Rights. If the Company fails to cause the Depositary to transmit to the Holder the Right to Purchase ADSs pursuant to Section 2(d)(i) by the Right to Purchase ADS Delivery Date, then the Holder will have the right to rescind such exercise; provided, however, that the Holder shall be required to return any Right to Purchase ADSs or Ordinary Shares subject to any such rescinded exercise notice concurrently with the return to Holder of the aggregate Exercise Price paid to the Company for such Right to Purchase ADSs and the restoration of Holder’s right to acquire such Right to Purchase ADSs pursuant to this Right to Purchase (including, issuance of a replacement Right to Purchase certificate evidencing such restored right).

iv. Compensation for Buy-In on Failure to Timely Deliver Right to Purchase ADSs Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Depositary to deliver to the Holder the Right to Purchase ADSs in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Right to Purchase ADS Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, ADSs to deliver in satisfaction of a sale by the Holder of the Right to Purchase ADSs which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the ADSs so purchased exceeds (y) the amount obtained by multiplying (1) the number of Right to Purchase ADSs that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Right to Purchase and equivalent number of Right to Purchase ADSs for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of ADSs that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases ADSs having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of ADSs with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver ADSs upon exercise of the Right to Purchase as required pursuant to the terms hereof.

v. No Fractional Shares or Scrip. No fractional Right to Purchase ADSs shall be issued upon the exercise of this Right to Purchase. As to any fraction of an ADS which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole ADS.

vi. Charges, Taxes and Expenses. Issuance of Right to Purchase ADSs shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Right to Purchase ADSs, all of which taxes and expenses shall be paid by the Company, and such Right to Purchase ADSs shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided , however , that in the event that Right to Purchase ADSs are to be issued in a name other than the name of the Holder, this Right to Purchase when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all standard Depositary fees required for same-day processing of any Notice of Exercise and all standard fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Right to Purchase ADSs.

vii. Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Right to Purchase, pursuant to the terms hereof.

(e) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Right to Purchase, and a Holder shall not have the right to exercise any portion of this Right to Purchase, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Ordinary Shares held by the Holder and its Attribution Parties plus the number of Ordinary Shares represented by ADSs issuable upon exercise of this Right to Purchase with respect to which such determination is being made, but shall exclude the number of Ordinary Shares represented by ADSs which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Right to Purchase beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Ordinary Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Right to Purchase is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Right to Purchase is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Right to Purchase is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Right to Purchase is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding Ordinary Shares, a Holder may rely on the number of outstanding Ordinary Shares as reflected in (A) the Company’s most recent Annual Report on Form 20-F, Report on Form 6-K or other public filings filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Depositary setting forth the number of Ordinary Shares outstanding. Upon the written or oral request of a Holder, the Company shall within one (1) Trading Day confirm orally and in writing to the Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Right to Purchase, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Ordinary Shares was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares represented by ADSs issuable upon exercise of this Right to Purchase. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of the Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares represented by ADSs upon exercise of this Right to Purchase held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Right to Purchase.

(f) TASE Exercise Limitations. Notwithstanding the above, the Rights to Purchase may not be exercised on the Record Date (as such term is defined under the Tel-Aviv Stock Exchange Ltd. (“TASE”) rules and regulations) of: (i) a distribution of bonus shares; (ii) a rights offer; (iii) any distribution of dividends; (iv) a consolidation of the share capital of the Company; (v) a share split; or (vi) a reduction of the share capital of the Company (each of the aforementioned events, a “Corporate Event”). In addition, if the Ex-Date (as such term is defined under the TASE rules and regulations) of a Corporate Event occurs before the Record Date of a Corporate Event, then the Right to Purchase shall not be exercised on the Ex-Date.

Section 3. Certain Adjustments.

(a) Share Dividends and Splits. If the Company, at any time while this Right to Purchase is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on its Ordinary Shares or ADSs or any other equity or equity equivalent securities payable in Ordinary Shares or ADSs (which, for avoidance of doubt, shall not include any ADSs issued by the Company upon exercise of this Right to Purchase), as applicable, (ii) subdivides outstanding Ordinary Shares or ADSs into a larger number of shares, as applicable, (iii) combines (including by way of reverse share split) outstanding Ordinary Shares or ADSs into a smaller number of Ordinary Shares or ADSs, as applicable, or (iv) issues by reclassification of Ordinary Shares, ADSs or any shares of share capital of the Company, as applicable, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares or ADSs, as applicable (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares or ADSs, as applicable outstanding immediately after such event, and the number of shares issuable upon exercise of this Right to Purchase shall be proportionately adjusted such that the aggregate Exercise Price of this Right to Purchase shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. For the purposes of clarification, the Exercise Price of this Right to Purchase will not be adjusted in the event that the Company or any Subsidiary thereof, as applicable, sells or grants any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Ordinary Shares or Ordinary Share Equivalents, at an effective price per share less than the Exercise Price then in effect.

(b) [RESERVED]

(c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to all record holders of any class of Ordinary Shares or ADSs (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of ADSs acquirable upon complete exercise of this Right to Purchase (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares or ADSs, as applicable, are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Ordinary Shares or ADSs as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d) Pro Rata Distributions. During such time as this Right to Purchase is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares or ADSs, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Right to Purchase, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of ADSs acquirable upon complete exercise of this Right to Purchase (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares or ADSs, as applicable, are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Ordinary Shares or ADSs as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(e) Fundamental Transaction. If, at any time while this Right to Purchase is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares (including any Ordinary Shares underlying ADSs) are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares (including any Ordinary Shares underlying ADSs), (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization or recapitalization that requires the approval of the shareholders of the Company, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding Ordinary Shares (including any Ordinary Shares underlying ADSs, but not including any Ordinary Shares or ADSs held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Right to Purchase, the Holder shall have the right to receive, for each Ordinary Share represented by each Right to Purchase ADS that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Right to Purchase), the number of shares of capital stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares represented by each Right to Purchase ADS for which this Right to Purchase is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Right to Purchase). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share or ADS, as applicable, in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares or ADSs are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Right to Purchase following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Right to Purchase and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Right to Purchase a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Right to Purchase which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Ordinary Shares represented by each Right to Purchase ADS acquirable and receivable upon exercise of this Right to Purchase (without regard to any limitations on the exercise of this Right to Purchase) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares or ADSs pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Right to Purchase immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Right to Purchase and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Right to Purchase and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

(f) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of an ADS, as the case may be. For purposes of this Section 3, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (including Ordinary Shares underlying ADSs but excluding treasury shares, if any) issued and outstanding.

(g) Notice to Holder.

i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Right to Purchase ADSs and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares or ADSs, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares or ADSs, (C) the Company shall authorize the granting to all holders of Ordinary Shares or ADSs rights or warrants to subscribe for or purchase any shares of share capital of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares or ADSs, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Right to Purchase Register of the Company, at least 5 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares or ADSs of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice and provided, further that no notice shall be required if the information is disseminated in a press release or document filed with the Securities and Exchange Commission . To the extent that any notice provided in this Right to Purchase constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Report on Form 6-K. The Holder shall remain entitled to exercise this Right to Purchase during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4. Transfer of Right to Purchase.

(a) Transferability. This Right to Purchase and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Right to Purchase at the principal office of the Company or its designated agent, together with a written assignment of this Right to Purchase substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Right to Purchase or Rights to Purchase in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Right to Purchase evidencing the portion of this Right to Purchase not so assigned, and this Right to Purchase shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Right to Purchase to the Company unless the Holder has assigned this Right to Purchase in full, in which case, the Holder shall surrender this Right to Purchase to the Company within two (2) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Right to Purchase in full. The Right to Purchase, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Right to Purchase ADSs without having a new Right to Purchase issued.

(b) New Rights to Purchase. This Right to Purchase may be divided or combined with other Rights to Purchase upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Rights to Purchase are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Right to Purchase or Rights to Purchase in exchange for the Right to Purchase or Rights to Purchase to be divided or combined in accordance with such notice. All Rights to Purchase issued on transfers or exchanges shall be dated the Issue Date of this Right to Purchase and shall be identical with this Right to Purchase except as to the number of Right to Purchase ADSs issuable pursuant thereto.

(c) Right to Purchase Register. The Company shall register this Right to Purchase, upon records to be maintained by the Company for that purpose (the “Right to Purchase Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Right to Purchase as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5. Miscellaneous.

(a) No Rights as Shareholder Until Exercise. This Right to Purchase does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

(b) Loss, Theft, Destruction or Mutilation of Right to Purchase. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Right to Purchase or any stock certificate relating to the Right to Purchase ADSs, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Right to Purchase, shall not include the posting of any bond), and upon surrender and cancellation of such Right to Purchase or stock certificate, if mutilated, the Company will make and deliver a new Right to Purchase or stock certificate of like tenor and dated as of such cancellation, in lieu of such Right to Purchase or stock certificate.

(c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d) Authorized Shares.

The Company covenants that, during the period the Right to Purchase is outstanding, it will reserve from its authorized and unissued Ordinary Shares a sufficient number of shares to provide for the issuance of the Right to Purchase ADSs and underlying Ordinary Shares upon the exercise of any purchase rights under this Right to Purchase. The Company further covenants that its issuance of this Right to Purchase shall constitute full authority to its officers who are charged with the duty of issuing the Right to Purchase Shares needed for the Depositary to issue the necessary Right to Purchase ADSs upon the exercise of the purchase rights under this Right to Purchase. The Company will take all such reasonable action as may be necessary to assure that such Right to Purchase Shares and Right to Purchase ADSs may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Ordinary Shares and ADSs may be listed. The Company covenants that all Right to Purchase Shares which may be issued upon the exercise of the purchase rights represented by this Right to Purchase will, upon exercise of the purchase rights represented by this Right to Purchase and payment for such Right to Purchase ADSs in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its articles of association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Right to Purchase, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Right to Purchase against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Right to Purchase ADSs above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Right to Purchase ADSs upon the exercise of this Right to Purchase and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Right to Purchase.

Before taking any action which would result in an adjustment in the number of Right to Purchase ADSs for which this Right to Purchase is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(e) Limitation on Certain Offerings. From the date hereof until the earlier to occur of (i) the date that this Right to Purchase is no longer outstanding and (ii) the date when the holders of the then-outstanding Rights to Purchase issued by the Company concurrently with this Right to Purchase as part of the same offering (the holders of the then outstanding Rights to Purchase referred to as the “Holders”) collectively beneficially own less than 25% of the Rights to Purchase issued in such offering (such period, the “Restricted Period”), without the prior written consent of the Holders of a majority in interest of the then-outstanding Rights to Purchase issued by the Company concurrently with this Right to Purchase as part of the same offering (collectively, the “Majority Holders”), which consent shall not be unreasonably withheld, the Company shall be prohibited from: (A) effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of ADSs, Ordinary Shares or Ordinary Share Equivalents (or a combination of units thereof) involving a Variable Rate Transaction and (B) selling or granting any option to purchase, or selling or granting any right to reprice, or otherwise disposing of or issuing (or announcing any offer, sale, grant or any option to purchase or other disposition of) any ADSs, Ordinary Shares or Ordinary Share Equivalents, other than Exempted Issuances,  in each case with a purchase, exercise, exchange or conversion price less than the Offering Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that (x) if the holder of the ADSs, Ordinary Shares or Ordinary Share Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive ADSs or Ordinary Shares at an effective price per share that is less than the Offering Price, such issuance shall be deemed to have occurred for less than the Offering Price on such date of the Dilutive Issuance at such effective price and (y) if the Company enters into a Variable Rate Transaction, the Company shall be deemed to have issued ADSs, Ordinary Shares or Ordinary Share Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised). “Exempted Issuances” means (i) grants of options to purchase Ordinary Shares pursuant to the Company’s equity incentive plans in place from time to time, and (ii) an issuance of securities of the Company pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith, and provided, further, that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.  “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional ADSs or Ordinary Shares either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for ADSs or Ordinary Shares at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for ADSs or Ordinary Shares or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price.  The Holder shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

(f) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Right to Purchase shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Right to Purchase (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Right to Purchase, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(g) Restrictions. The Holder acknowledges that the Right to Purchase ADSs acquired upon the exercise of this Right to Purchase, if not registered and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

(h) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date. If the Company willfully and knowingly fails to comply with any provision of this Right to Purchase, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(i) Notices. Any notices, consents, waivers or other document or communications required or permitted to be given or delivered under the terms of this Right to Purchase must be in writing and will be deemed to have been delivered: (i) upon receipt, if delivered personally; (ii) when sent, if sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) when sent, if sent by e-mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient) and (iv) if sent by overnight courier service, one (1) Trading Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

Nano Dimension Ltd.

2 Ilan Ramon

Science Park Ness-Ziona 7403635

Attention: Yael Sandler, Chief Financial Officer

Fax No: 972.73.750.9421

Email: yael@nano-di.com

With a copy (for informational purposes only) to:

Zysman, Aharoni, Gayer and Sullivan & Worcester LLP

1633 Broadway

New York, NY 10019

Attention: Oded Har-Even, Esq.

Fax No: 212.660.3001

Email: ohareven@zag-sw.com

If to a Holder, to its address, facsimile number or e-mail address set forth herein or on the books and records of the Company.

(j) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Right to Purchase Right to Purchase ADSs, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Ordinary Shares or ADSs or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(k) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Right to Purchase. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Right to Purchase and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(l) Successors and Assigns. Subject to applicable securities laws, this Right to Purchase and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Right to Purchase are intended to be for the benefit of any Holder from time to time of this Right to Purchase and shall be enforceable by the Holder or holder of Right to Purchase ADSs.

(m) Amendment. This Right to Purchase may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(n) Severability. Wherever possible, each provision of this Right to Purchase shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Right to Purchase shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Right to Purchase.

(o) Headings. The headings used in this Right to Purchase are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Right to Purchase.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Right to Purchase to be executed by its officer thereunto duly authorized as of the date first above indicated.

NANO DIMENSION LTD.

By:

Name:

Title:

EXHIBIT A

NOTICE OF EXERCISE

TO: NANO DIMENSION LTD.

(1) The undersigned hereby elects to purchase ________ Right to Purchase ADSs of the Company pursuant to the terms of the attached Right to Purchase (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ if permitted, the cancellation of such number of Right to Purchase ADSs as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Right to Purchase with respect to the maximum number of Right to Purchase Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Right to Purchase ADSs in the name of the undersigned or in such other name as is specified below:

The Right to Purchase ADSs shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Right to Purchase, execute this form and supply required information. Do not use this form to purchase Right to Purchase ADSs.)

FOR VALUE RECEIVED, the foregoing Right to Purchase and all rights evidenced thereby are hereby assigned to

Name:

(Please Print)

Address:

(Please Print)

Phone Number:

Email Address:

Dated:____________ _____, ______

Holder’s

Signature:

Holder’s

Address:

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